EXHIBIT 99.1

[GRAPHIC REMOVED HERE]

Date: April 21, 2003

Media Contact: William H. Galligan, 816-983-1551 or william.h.galligan@kcsr.com

KCS and TMM Announce Agreements

Placing TFM, Texas Mexican Railway and

The Kansas City Southern Railway Under Common Control

Kansas City Southern (KCS) (NYSE: KSU) and Grupo TMM, S.A. (Grupo TMM) (NYSE: TMM) today announced a series of agreements that have been approved by their respective boards of directors, that will, following shareholder and regulatory approval, place The Kansas City Southern Railway Company (KCSR), the Texas Mexican Railway Company (Tex-Mex), and TFM, S.A., de C.V. (TFM) under the common control of a single transportation holding company, NAFTA Rail, to be headquartered in Kansas City, Missouri. As part of the transaction, KCS will change its name to NAFTA Rail, which will trade on the New York Stock Exchange (NYSE).

The common control of The Kansas City Southern Railway Company and the Texas Mexican Railway under NAFTA Rail, would require approval of the Surface Transportation Board in the United States. Additionally, the acquisition of Grupo TFM shares by NAFTA Rail would require the approval of the Competition Commission and the Foreign Investment Commission in Mexico.

“Common control of these three railroads, which are already physically linked in an end-to-end configuration, will enhance competition and give shippers in the NAFTA trade corridor a strong transportation alternative as they make their decisions to move goods between the United States, Mexico and Canada,” said Michael R. Haverty, chairman, president, and chief executive officer of KCS. “KCS already owns KCSR and has significant investments in Tex-Mex and TFM, so these agreements are just a natural business progression offering KCS and Grupo TMM shareholders greater value through the operating efficiencies that will come from common ownership and control.”

Jose Serrano, chairman and chief executive officer of Grupo TMM, said, “These transactions will be pro-competitive and allow Mexico to strengthen its position in the North American economy. NAFTA Rail will provide a viable rail alternative, while still preserving existing competitive gateways at the border between Mexico and the United States.”

“I am very pleased that we have been able to complete these agreements and that they have been approved by the boards of both companies. We believe that the shareholders of both companies will benefit from bringing these three companies under common ownership,” said Serrano. “Both NAFTA Rail and Grupo TMM will continue to work closely together in the future and have agreed to enter into a marketing agreement to further our shared goals of providing end-to-end transportation for our customers.”

Mr. Haverty will serve as chairman, president, and chief executive officer of NAFTA Rail. Mr. Serrano will serve as vice chairman of NAFTA Rail and chairman of TFM, while also joining the NAFTA Rail board of directors along with Javier Segovia, president of Grupo TMM. The remainder of the 10-person board will be made up of existing KCS directors. Mario Mohar will remain as chief executive officer of TFM.

Under the Grupo TFM acquisition agreement, TMM Mulitimodal, a subsidiary of Grupo TMM, will receive 18 million shares of NAFTA Rail representing approximately 22 percent (20% voting, 2% subject to voting restrictions) of the company, $200 million in cash and a potential incentive payment of between $100 million and $180 million based on the resolution of certain future contingencies.

Grupo TFM owns 80 percent of the common stock of TFM and all the shares entitled to full voting rights. The Mexican Government owns the remaining 20% of TFM. TFM holds the concession to operate Mexico’s Northeast Rail Lines for 50 years ending June 2047, and has the option to extend the concession for an additional 50 years. The TFM rail network consists of more than 2,600 miles of main track.

KCSR will remain headquartered in Kansas City, Missouri; Tex-Mex in Laredo, Texas; and TFM in Mexico City.

KCS is a transportation holding company that has railroad investments in the United States, Mexico, and Panama. Its primary holding is The Kansas City Southern Railway Company. Headquartered in Kansas City, Missouri, KCS serves customers in the central and south central regions of the U.S. KCS’s rail holdings and investments are primary components of a NAFTA Railway system that links the commercial and industrial centers of the United States, Canada, and Mexico.

Headquartered in Mexico City, Grupo TMM is the premier Mexican multimodal transportation company and logistics provider. Through its branch offices and network of subsidiary companies, Grupo TMM provides a dynamic combination of ocean and land transportation services within Mexico. Grupo TMM also has the controlling interest in TFM, which operates Mexico’s Northeast Rail Lines and carries over 40 percent of the country’s rail cargo.

In connection with the proposed transaction, Kansas City Southern will file relevant materials with the Securities and Exchange Commission (“SEC”), including a proxy statement soliciting shareholder approval of the transaction. Shareholders are urged to read the proxy statement, as well as any amendments and supplements to the proxy statement (if and when they become available) and any other relevant documents filed with the SEC, because they will contain important information about the transaction. Shareholders may obtain the proxy statement and any other relevant documents free of charge at the SEC’s Internet web site at www.sec.gov. The proxy statement and any other relevant documents may also be obtained free of charge by contacting the office of the Corporate Secretary at Kansas City Southern’s principal executive offices at (816) 983-1538. Written requests should be mailed to P.O. Box 219335, Kansas City, Missouri 64121-9335 (or if by federal express or other form of express delivery to 427 West 12th Street, Kansas City, Missouri 64105).

Media/Analysts Conference Call Notice:

There will be a 10:00 A.M. Central Daylight Time (11:00 A.M. Eastern Daylight Time) conference call today, April 21st, discussing the proposed common control agreement hosted by Michael Haverty, Jose Serrano, and Ronald Russ, KCS executive vice president and chief financial officer. The call will be to discuss the NAFTA Rail transaction. Questions relating to TMM and its financial statement will be handled separately by TMM. A discussion of the transaction is available at the KCS website at www.kcsi.com. Those interested in participating are invited to call 1-800/955-1795 (U.S. and Canada) or 1-706/643-0096 or 001-800-514-7616 (International). Participants should call at least five minutes before the conference call begins. A replay of the discussion will be available for one week after the conference call. Replay numbers are 1-800/642-1687 (U.S. & Canada) or 1-706/645-9291 (International).

Included in this press release are certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Companies’ managements as well as on assumptions made. Actual results could differ materially from those included in such forward-looking statements. Readers are cautioned that all forward-looking statements involve risks and uncertainty. The following factors could cause actual results to differ materially from such forward-looking statements: global, US and Mexican economic and social conditions; the effect of the North American Free Trade Agreement on the level of US-Mexico trade; the condition of the world shipping market; the success of the Companies’ investment in TFM, S.A. de C.V. and other new business risks. These risk factors and additional information are included in Grupo TMM’s and KCS’ reports on file with the Securities and Exchange Commission.